TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (“Agreement”) is entered into by and between James R. Hatfield (“Employee”) and Pinnacle West Capital Corporation and its subsidiaries (collectively, “Company”).

Recitals

A.Company has employed Employee since July 14, 2008.

B.Company and Employee have mutually agreed to separate Employee’s employment effective December 31, 2021 (the “Separation Date”).

C.The parties mutually desire that Employee remain employed by Company through the Separation Date under the terms described herein.
Agreement
NOW, THEREFORE, in consideration of the covenants and releases contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Effective Date: This Agreement will become effective and enforceable eight (8) days after Employee executes it (the “Effective Date”), unless Employee revokes this Agreement pursuant to paragraph 8(c)(vi) below.

2.    Transition Period:

a. Between the Effective Date and the Separation Date (the “Transition Period”), Employee will remain an employee of Company and Company will compensate Employee at Employee’s current annual base salary of $700,000, plus additional compensation as expressly stated herein, subject to all applicable withholdings and deductions, in accordance with the Company’s regular payroll practices, and pursuant to the policies, plans, and benefit programs for which Employee is eligible as of the Effective Date, so long as Employee complies with all of his obligations hereunder.

b.    During the Transition Period, Employee’s title will be Advisor to the Chief Executive Officer. Employee’s duties and responsibilities will be determined by Company’s Chief Executive Officer, in his sole discretion, or by the Chief Executive Officer’s designees. Employee will have access to his personal office at the Company’s headquarters until August 30, 2021. After August 30, 2021, Employee’s duties and responsibilities will be conducted at locations that are not within the Company’s office buildings or other properties and Employee will not have access to the Company’s office buildings or other properties unless authorized by the Company’s Chief Executive Officer.

c.    During the Transition Period, Employee will abide by the terms of this Agreement, the APS Code of Ethics and Business Practices, and all Company policies and procedures.

d.    Upon the Separation Date, Employee agrees to execute, submit to Company, and not revoke the Reaffirmation of Transition and Separation Agreement, attached as Exhibit A (“Reaffirmation Agreement”).

e.    In the event Employee’s employment is terminated by the Company without cause prior to the Separation Date and provided that Employee complies with all of his obligations under the Agreement, Employee will be entitled to receive the remaining salary, incentive awards, and any other cash compensation due under the Agreement up through the Separation Date, plus an amount equal to the value of any benefits under the policies and plans to which Employee would have been entitled had his employment continued through the Separation Date, but for which Employee may become disqualified solely due to the Company’s termination of his employment before the Separation Date. For purposes only of this paragraph, “cause” means (A) embezzlement, theft, fraud, deceit and/or dishonesty by the Employee involving the property, business or affairs of the Company or any of its subsidiaries, or (B) an act of moral turpitude which in the sole judgment of the Company reflects adversely on the business or reputation of the Company or any of its subsidiaries or negatively affects any of the Company’s or any of its subsidiaries’ employees or customers.

3.    Separation Payment: In consideration of Employee remaining employed with the Company during the Transition Period and provided Employee complies with the restrictions, covenants, and all other obligations set forth in the Agreement, the Company shall pay to Employee a lump sum separation payment in the amount of $750,000 (less all applicable withholding) (the “Separation Payment”), within 15 calendar days after the Separation Date. Should Employee apply for and be determined eligible to receive unemployment compensation, Employee shall not be eligible to receive unemployment compensation benefits during the 12-month period following the Separation Date.

4.    Benefits Coverage: During the Transition Period, Company will provide Employee with continuation of benefits under the Company’s benefits plan(s), or their equivalent substitution or replacement plans, at the same levels of coverage and/or benefits in which Employee participated immediately prior to the Effective Date, provided that Employee and Company continue to pay their respective shares of the cost of such coverage. Following the Separation Date, Employee will be eligible to elect continued coverage under the medical plan(s) in accordance with COBRA (Consolidated Omnibus Budget Reconciliation Act) for an additional period up to eighteen (18) months. Employee shall be responsible for the full cost of such coverage. Should Employee elect to retire on the Separation Date, this Agreement does not affect Employee’s eligibility or ineligibility to elect retiree medical coverage. Employee should direct any questions regarding his benefits or retirement to: _______________________.

5.    Long-Term Incentive Awards: Employee has entered into certain Restricted Stock Unit Agreements and Performance Share Award Agreements with Company (collectively, the “Award Agreements”) and Employee’s awards will be managed in accordance with the terms of the respective Award Agreements. During the Transition Period, Employee will continue to receive any stock or cash to which he is entitled pursuant to the terms of the Award Agreements. On the Separation Date, Employee will be vested pursuant to the terms of the Award Agreements and as such, in accordance with the terms of the Award Agreements, Employee will not forfeit any existing outstanding awards under the Award Agreements and Employee will be entitled to receive stock or cash, if any, as specified in the Award Agreements.

6.    Qualified Pension, Savings Plan. SEBRP Benefits. and Deferred Compensation Plan: During the Transition Period, Employee will continue to be eligible for and as applicable, continue to receive any and all benefits pursuant to the Pinnacle West Capital Corporation Retirement Plan, the Pinnacle West Capital Corporation Supplemental Excess Benefit Retirement Plan of 2005 (under which Employee will be an eligible officer of the Company), the Pinnacle West Capital Corporation Savings Plan, the Deferred Compensation Plan of 2005 for Employees of Pinnacle West Capital Corporation and Affiliates, and/or any substitute or replacement plans. All such plans will be managed in accordance with the terms of each respective plan.

7.    KEESA Terminates: The parties agree that the Key Executive Employment and Severance Agreement between the Company and Employee (the “KEESA “) shall remain in full force and effect during the Transition Period. The KEESA shall terminate on the Separation Date, and Employee is not entitled to any compensation or benefits under the KEESA after the Separation Date, except to the extent that Employee became entitled to any such payments under KEESA prior to the Separation Date.

8.    2021 Annual Incentive Award: Employee is eligible to receive a 2021 incentive award under the Arizona Public Service Company 2021 Annual Incentive Award Plan (the “2021 Incentive Plan”) at the Executive Vice President level. The amount of such award will be based only on the APS Performance Component and Business Unit Performance Component, as those terms are defined in the 2021 Incentive Plan.

9.    Waiver and Release:

a.    General Waiver and Release by Employee: Employee waives and releases, for Employee and Employee’s spouse, heirs and assigns, any and all rights, claims, demands, causes of action, obligations, damages, penalties, fees, costs, expenses and liabilities (collectively, “Claims”) that Employee has or had against the Company, its successor(s) and all current and former parent companies, subsidiaries and other entities related to or affiliated with Company and all of their current and former agents, officers, owners, employees, attorneys, successors and assigns (collectively, the “Releasees”) ARISING ON OR BEFORE THE EFFECTIVE DATE, WHETHER KNOWN TO EMPLOYEE AT THE TIME OF EXECUTION OF THIS AGREEMENT OR NOT. THIS FULL WAIVER AND RELEASE OF ALL CLAIMS includes without limitation, any Claims relating in any way to Employee’s employment with the Company and/or the termination of employment, including Claims arising under the following laws and any amendments thereto: Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Equal Pay Act, the Labor Management Relations Act, the Sarbanes-Oxley Act, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Arizona Civil Rights Act, the New Mexico Human Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Consolidated Omnibus Budget Reconciliation Act, the American Jobs Creation Act of 2004, the state or federal Occupational Safety and Health Acts, the Family and Medical Leave Act, the Health Insurance Portability and Accountability Act of 1996, the Genetic Information Nondiscrimination Act of 2008, the Energy Reorganization Act, or any other federal, state, or local statute, ordinance or common law. Employee’s waiver also includes all claims, whether known or unknown, for constructive discharge, negligent supervision, breach of contract, breach of express or implied covenant, defamation, libel, slander, intentional or negligent infliction of emotional distress, tortious interference with contract, retaliation, failure to pay wages, bonuses, commissions or other benefits, attorneys’ fees and any other claim that could be raised by Employee as a result of Employee’s employment or termination of employment with Company. This release does not relate to claims for vested employee benefits or worker’s compensation statutory benefits required by law, and Employee does not waive any right which cannot be waived as a matter of law.

b.    Acknowledgement of Consideration and Benefits: Except for the consideration set forth in this Agreement, and Employee’s vested benefits, Employee expressly acknowledges and agrees that as of Effective Date, Employee has been paid all wages and other benefits due, and that Company is not otherwise indebted to Employee for any other wages, benefits, benefit plans including, without limitation, health, dental and disability insurance, except any rights to COBRA continuation coverage that Employee may elect. Employee shall not be entitled to any additional payment for accrued but unused paid time off. This Agreement does not affect Employee’s eligibility or ineligibility to elect retiree medical coverage or any other post-employment compensation or benefits under the plans referenced herein.

c.    ADEA Release: Employee acknowledges and agrees that, by entering into this Agreement, Employee is waiving any and all rights or claims that Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, arising on or before the Effective Date. Employee further expressly acknowledges and agrees that:

i.    Employee is advised in writing by this Agreement to consult with an attorney prior to executing this Agreement;

ii.    Employee may take up to twenty-one (21) days from the date on which Employee received this Agreement to review this Agreement, and if Employee executed this Agreement prior to the expiration of the 21-day review period mentioned above, Employee did so voluntarily and thereby waived the balance of the review period;

iii.    The parties hereby agree that changes made to any prior versions of this Agreement do not constitute material changes and do not restart the running of the 21-day review period;

iv.    If Employee fails to sign this Agreement within the twenty-one (21) day review period described above, this Agreement is withdrawn;

v.    In exchange for Employee’s waiver of any and all rights or claims under the ADEA arising on or before the Effective Date, Employee will receive consideration in addition to anything of value that Employee was already entitled to receive before executing this Agreement; and

vi.    Employee has seven (7) days following Employee’s execution of this Agreement in which to revoke the Agreement. Any revocation of this Agreement must be in writing and postmarked during the revocation period to: __________________.

10.    No Admissions: This Agreement is not intended to be, and should not be construed as, an admission of liability by either party.

11.    Bar to Any Lawsuit: Except as may otherwise be prohibited by law, the Company may plead this executed Agreement as a complete bar to any lawsuit before any court with respect to any Claim that existed or may have existed as of the Effective Date, except any claims that may arise regarding any breach of the parties’ obligations under this Agreement, or any other agreements or plans specifically referenced and/or incorporated herein.

12.    Cooperation, with Government Agencies: Nothing in this Agreement shall be construed to prohibit Employee from reporting or disclosing any suspected instance of illegal activity or interference with protected activity of any nature, any nuclear safety concerns, any Workplace safety concerns, or any public safety concerns to the Nuclear Regulatory Commission (“NRC”), Department of Labor (“DOL”), U.S. Equal Employment Opportunity Commission (“EEOC “), National Labor Relations Board (“NLRB”), Securities and Exchange Commission (“SEC”), or any other federal, state or local agencies with investigative and enforcement powers with whom Employee could file a charge. This Agreement shall not be construed to prohibit Employee from providing information to the NRC, DOL, EEOC, NLRB, SEC, Occupational Safety and Health Administration, or the Arizona or New Mexico Division of Occupational Safety and Health, or testifying in any civil or criminal proceedings, even if such information or testimony relates to the claims or matters covered by this Agreement. This Agreement shall not be construed as a waiver or withdrawal of any concerns that Employee has or may have reported to the NRC, DOL, or SEC, or withdrawal of Employee’s participation in any NRC, DOL, or SEC proceedings.

13.    Return of Property: Company and the Employee acknowledge and agree that on or before the Separation Date, Employee shall return to the Company all Company (and any of its subsidiaries’) property in Employee’s possession or control, including but not limited to phones, personal data assistants (smart phones, etc.), laptops, files, memoranda, e-mail, documents, records, correspondence (both electronic and hard copies), data files, computers, credit cards, keys, building passes, parking passes, security passes, access or identification cards, and any other Company (and its subsidiaries’) property.

14.    Confidentiality:

a.    Except as expressly permitted in this Agreement, Employee agrees to hold in confidence, and not to disclose to or use for the benefit of Employee or any person, firm or corporation, any Confidential Information (as hereinafter defined) of the Company, whether or not such Confidential Information is attributed to the Company, without the Company’s prior written authorization in each particular case. The Company and Employee hereby acknowledge and agree that any default by Employee under this subparagraph, whether or not such default is continuing, will cause irreparable damage to the Company in an amount difficult to ascertain. Accordingly, in addition to any other relief to which the Company may be entitled, at law, or in equity, the Company shall be entitled to such equitable relief as may be ordered by any court of competent jurisdiction including, but not limited to, an injunction restraining any violation of this subparagraph, and without bond, security or the proof of actual damages. The obligations of this subparagraph shall survive any expiration or termination of this Agreement for a breach of this paragraph by Employee, the Company shall also be entitled to receive all compensation or profits derived or received by Employee in connection with any transaction constituting a breach of this subparagraph.

b. For the purposes of this Agreement, the term “Confidential Information” shall mean all information, material and trade secrets related to the present or reasonably anticipated business of the Company which are either (i) proprietary to the Company or (ii) received from a third party by the Company under an obligation of confidence, in each case which Employee has obtained or may, directly or indirectly, obtain knowledge of or access to, through or as a result of Employee’s relationship with the Company. Without limiting the generality of the foregoing, Confidential Information shall include, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing or still in development): Company investigation, training, or safety information; personnel information relating to current or former Company employees; attorney-client privileged communications; data relating to the Company workforce demographics; Company investment information; employee files; discoveries; ideas; inventions; research methods; practices; processes; systems; formulae; projects; improvements; concepts; knowledge; software in various stages of development; designs; drawings; specifications; techniques; models; data; source code; object code; patent claims; documentation; diagrams; flow charts; research; economic and financial analyses; developments; procedures; “know-how”; marketing techniques and materials; marketing and development plans; customer names and other information related to customers; price lists; pricing policies; and financial information. Confidential Information shall include information constituting a “trade secret” as defined by Arizona law. Confidential Information shall also include any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Company.

15.    Employee Non-Solicitation: Employee agrees that for a period of twelve (12) months following the Separation Date, Employee will not encourage, induce, or otherwise solicit, or actively assist any other person or organization to encourage, induce or otherwise solicit, directly or indirectly, any employee of the

Company or any of its affiliates to terminate his or her employment with the Company or its affiliates, or otherwise interfere with the advantageous business relationship of the Company and its affiliates with their employees. Employee’s breach of the provisions of this paragraph shall be deemed material and significant and shall entitle Company to recover damages, including, without limitation, attorneys’ fees, and costs.

16.    Voluntary and Knowing: Employee enters into this Agreement knowingly and voluntarily in exchange for the promises herein, and Company has made no other representations to induce or influence Employee’s execution of this Agreement.

17.    Non-Disparagement: Employee agrees not to criticize, denigrate, or otherwise disparage the Company, other Releasees, or any of the Releasees’ employees, officers or directors, products, practices or standards of business conduct. However, nothing in this paragraph shall prohibit Employee from complying with any lawful subpoena or court order or taking any other actions affirmatively authorized by law. Employee will not give any media interviews or respond to any media inquiries relating in any way to matters arising out of the business in which Employee, Company or any of its subsidiaries was engaged during Employee’s period of employment or continues to be engaged, without the prior written consent of Company.

18.    Third-Party Inquiries: If any third party (e.g., prospective employer, lender) wishes to verify Employee’s employment with APS, Employee shall advise that entity to contact The Work Number at http://www.theworknumber.com or (800) 367-5690. Employee shall also provide the APS Employer Code for The Work Number, which is 11803, to any entity seeking verification of Employee’s employment.

19.    Tax Consequences: Employee acknowledges that Employee has had the opportunity to review the provisions of this Agreement and the application of Section 409A of the Internal Revenue Code of 1986 (the “Code”) generally with legal counsel of Employee’s choice. Employee further acknowledges that Employee is solely responsible for any tax consequences imposed upon Employee by Section 409A and that the Company (and its parent and any of its subsidiaries) shall not have any liability or responsibility with respect to taxes imposed on Employee pursuant to Section 409A or any other provision of the Code.

20.    Miscellaneous:

a.A waiver by any party of any breach of any provision of this Agreement, or any party’s decision not to invoke or enforce any right under this Agreement, will not be deemed a waiver of any right or subsequent breach, and all provisions of this Agreement will remain in force.

b.If any party commences litigation with respect to this Agreement, the prevailing party or parties shall be entitled to reimbursement from the non-prevailing party or parties of all reasonable legal fees and costs incurred in connection with such litigation.

c.The parties represent that they (i) have had an opportunity to seek the advice of attorneys of their own choice prior to entering into this Agreement, (ii) have not relied on any representation by the other party in their understanding of this Agreement, and (iii) fully understand and voluntarily accept the terms of this Agreement. The parties further represent that any failure to seek advice of an attorney of their choice was a voluntary choice on their part.

d.This Agreement constitutes and contains the entire agreement and understanding between the parties concerning Employee’s employment with the Company, Employee’s separation from the Company, and the other subject matters addressed herein. This Agreement supersedes and replaces all prior negotiations and agreements, proposed or otherwise, whether written or oral, concerning the subject matters of this Agreement, except the Award Agreements and other plans and agreements expressly named in this Agreement, which are hereby incorporated into this Agreement by reference. Employee warrants and represents that no agreements, promises, or inducements not expressed in this Agreement have been made to Employee.

e.If a court of competent jurisdiction determines that any provision of this Agreement is invalid, then that invalidity shall not affect other provisions or applications that can be given effect without the invalid provision or application.

f.This Agreement shall be interpreted and governed by Arizona law without regard to conflict of law principals. The parties agree that any legal action arising from or relating to this Agreement shall be heard exclusively by a state or federal court of competent jurisdiction located in Maricopa County, Arizona.

g.This Agreement may be executed in counterparts, and each executed counterpart shall have the same effect as a signed original. Photographic copies of such executed counterparts may be used in lieu of the original for any purpose.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

I have reviewed, understand and agree to the foregoing terms and represent that neither I nor anyone else has modified or altered the form of Agreement provided to me by the Company.

JAMES R. HATFIELD

/s/ James R. Hatfield________________________        Date: August 20, 2021

PINNACLE WEST CAPTIAL CORPORATION

By: /s/ Jeffrey B. Guldner___________________        Date: August 23, 2021
Jeffrey B. Guldner
Chairman, Chief Executive Officer and President

EXHIBIT “A”

REAFFIRMATION OF TRANSITION AND SEPARATION AGREEMENT

(DO NOT EXECUTE UNTIL ON OR AFTER THE SEPARATION DATE)

    For consideration set forth in the Transition and Separation Agreement which Employee executed on James R. Hatfield (“Agreement”), Employee hereby reaffirms the covenants, obligations, representations and releases contained in the Agreement, including but not limited to:

1.    Employee waives and releases, for Employee and Employee’s spouse, heirs and assigns, any and all rights, claims, demands, causes of action, obligations, damages, penalties, fees, costs, expenses and liabilities (collectively, “Claims”) that Employee has or had against the Company, its successor(s) and all current and former parent companies, subsidiaries and other entities related to or affiliated with Company and all of their current and former agents, officers, owners, employees, attorneys, successors and assigns (collectively, the “Releasees”) ARISING ON OR BEFORE THE EFFECTIVE DATE, WHETHER KNOWN TO EMPLOYEE AT THE TIME OF EXECUTION OF THIS AGREEMENT OR NOT. THIS FULL WAIVER AND RELEASE OF ALL CLAIMS includes without limitation, any Claims relating in any way to Employee’s employment with the Company and/or the termination of employment, including Claims arising under the following laws and any amendments thereto: Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Equal Pay Act, the Labor Management Relations Act, the Sarbanes-Oxley Act, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Arizona Civil Rights Act, the New Mexico Human Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Consolidated Omnibus Budget Reconciliation Act, the American Jobs Creation Act of 2004, the state or federal Occupational Safety and Health Acts, the Family and Medical Leave Act, the Health Insurance Portability and Accountability Act of 1996, the Genetic Information Nondiscrimination Act of 2008, the Energy Reorganization Act, or any other federal, state, or local statute, ordinance or common law. Employee’s waiver also includes all claims, whether known or unknown, for constructive discharge, negligent supervision, breach of contract, breach of express or implied covenant, defamation, libel, slander, intentional or negligent infliction of emotional distress, tortious interference with contract, retaliation, failure to pay wages, bonuses, commissions or other benefits, attorneys’ fees and any other claim that could be raised by Employee as a result of Employee’s employment or termination of employment with Company. This release does not relate to claims for vested employee benefits or worker’s compensation statutory benefits required by law, and Employee does not waive any right which cannot be waived as a matter of law.

2.    Employee acknowledges that except for the consideration set forth in the Agreement, and Employee’s vested benefits, Employee has been paid all wages and other benefits due, and that Company is not otherwise indebted to Employee for any other wages, benefits, benefit plans including, without limitation, health, dental and disability insurance, except any rights to COBRA continuation coverage that Employee may elect. Employee shall not be entitled to any additional payment for accrued but unused paid time off. Should Employee be eligible and elect to retire upon separation, this Agreement does not affect Employee’s eligibility to elect retiree medical coverage.

3.    Employee acknowledges and agrees that, by entering into this Agreement, Employee is waiving any and all rights or claims that Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA’’), as amended, arising on or before the Effective Date. Employee further expressly acknowledges and agrees that:

i.    Employee is advised in writing by this Agreement to consult with an attorney prior to executing this Agreement;

ii.    Employee may take up to twenty-one (21) days from the date on which Employee received this Agreement to review this Agreement, and if Employee executed this Agreement prior to the expiration of the 21-day review period mentioned above, Employee did so voluntarily and thereby waived the balance of the review period;

iii.    The Parties hereby agree that changes made to any prior versions of this Agreement do not constitute material changes and do not restart the running of the 21-day review period;

iv.    If Employee fails to sign this Agreement within the 21-day review period described above, this Agreement is withdrawn;

v.    In exchange for Employee’s waiver of any and all rights or claims under the ADEA arising on or before the Effective Date, Employee will receive consideration in addition to anything of value that Employee was already entitled to receive before executing this Agreement; and

vi.    Employee has seven (7) days following Employee’s execution of this Agreement in which to revoke the Agreement. Any revocation of this Agreement must be in writing and postmarked during the revocation period to: _________________.

THIS AGREEMENT PROVIDES A COMPLETE AND BINDING RELEASE AND WAIVER OF ALL EXISTING CLAIMS AND RIGHTS, KNOWN AND UNKNOWN, THAT THE EMPLOYEE MAY HAVE AS OF THE DATE EMPLOYEE SIGNS THIS REAFFIRMATION OF THE TRANSITION AND SEPARATION AGREEMENT.
CAUTION: THIS IS A WAIVER AND RELEASE; READ BEFORE SIGNING

Date:__________________                __________________________________
                            James R. Hatfield